Exhibit 10.5

PROMISSORY NOTE

$5,000,000.00	St. Paul, Minnesota
Loan # 12333-01	Dated Effective May 12, 2014

1.          FOR VALUE RECEIVED, Image Sensing Systems, Inc., a Minnesota corporation (the “Borrower”), hereby promises to pay to the order of Alliance Bank, a Minnesota banking corporation (the “Lender”), at its banking house located in St. Paul, Minnesota, the principal sum of FIVE MILLION AND NO/100 ($5,000,000.00) DOLLARS, or so much thereof which has been advanced to or for the benefit of the Borrower pursuant to that certain Commitment Letter dated May 7, 2014, by and between the Lender and the Borrower (the “Commitment Letter”) in lawful money of the United States, together with interest thereon from the date hereof at a fixed rate equal to three and ninety-five one hundredths percent (3.95%) per annum. Interest shall be calculated on the basis of the actual number of days elapsed and a 360 day year. This Note shall be payable in consecutive monthly installments of all accrued interest to date of payment commencing thirty (30) days after the date of this Note and continuing on the same day of each and every month thereafter until one (1) year after the date of this Note, at which time the entire unpaid principal balance plus accrued and unpaid interest shall be due and payable in full (the “Maturity Date”).

2.          This Note may be prepaid in whole or in part at any time without penalty.

3.          If any installment or payment of principal, interest or otherwise on or relating to this Note, including any final balloon installment or payment, is not paid within ten (10) days of the due date thereof, the Borrower shall pay to the Lender a late charge equal to five percent (5%) of the amount of such installment or payment, including any final balloon installment or payment. The Borrower acknowledges that the late payment fee is not imposed as a charge for the use of money, but to permit the Lender to offset its administrative expenses and other costs in dealing with loans not paid on time. The late payment fee shall in no way be deemed an interest charge. This provision shall not be deemed to excuse a late payment or be deemed a waiver of any other rights the Lender may have, including the right to declare the entire unpaid principal and interest immediately due and payable.

4.          Upon the occurrence of and during the continuance of an Event of Default (as hereinafter defined), the rate of interest on this Note shall, at the option of the Lender, automatically increase by five percent (5%) per annum. Any increase in the rate of interest pursuant to this paragraph shall be in addition to and not in lieu of any of the charges which become due pursuant to Paragraph 3 above.

5.          Until such time as this Note is fully paid, the Borrower shall maintain the Borrower’s primary operating accounts and all of the money market accounts with the Lender or an affiliate of the Lender. If the Borrower fails to maintain or cause to be maintained all such operating and money market accounts with the Lender or an affiliate of the Lender, then such failure to maintain or cause to maintain all such accounts shall constitute an Event of Default. Notwithstanding anything to the contrary herein, at all times during the term of this Note, the funds in the Borrower’s money market account and operating account must be maintained at a level sufficient to cover any advances made under this Note.

Exhibit 10.5

6.          All payments and prepayments shall, at the option of the Lender, be applied first to any costs of collection, second to any late charges, third to accrued interest on this Note, and lastly to principal and, in the case of prepayments, to installments of principal in the inverse order of their maturity. Anything to the contrary herein or in the balance of the loan documentation notwithstanding, upon the occurrence of an Event of Default, the Lender shall have the right to apply all future payments and prepayments in such manner as the Lender shall solely determine.

7.          This Note evidences a revolving line of credit loan under which advances, payments and re-advances may be made from time to time up to a maximum principal amount of $5,000,000.00. Subject to all further conditions and restrictions set forth in the Loan documentation incident hereto, the Borrower may borrow, repay and reborrow pursuant to this Note, as described in the preceding sentence.

8.          This Note is issued pursuant to the terms of the Commitment Letter and is secured by that certain Security Agreement to the Lender from the Borrower of even date herewith (the “Security Agreement”). This Note is entitled to all of the benefits provided for in the Commitment Letter and the Security Agreement, and all documents incident thereto.

9.          The outstanding principal balance of this Note and accrued interest and all other amounts due hereon shall, at the option of the Lender, become immediately due and payable, upon the occurrence of an Event of Default, or at any time thereafter.

10.          A default with respect to this Note shall also constitute a default with respect to any other indebtedness or liability of the Borrower to the Lender, whether any such other indebtedness is now existing or hereafter existing, and a default with respect to any such other indebtedness or liability of the Borrower to the Lender shall also constitute a default with respect to this Note.

11.          Upon the occurrence of an Event of Default or at any time thereafter, the Lender shall have the right to set off any and all amounts due hereunder by the Borrower to the Lender against any indebtedness or obligation of the Lender to the Borrower.

12.          Upon the occurrence of an Event of Default or at any time thereafter, the Borrower promises to pay all costs of collection of this Note, including but not limited to reasonable attorneys’ fees paid or incurred by the Lender on account of such collection, whether or not suit is filed with respect thereto and whether such cost or expense is paid or incurred, or to be paid or incurred, prior to or after the entry of judgment.

13.          All remedies available to the Lender herein, in any document incident hereto, and/or in law or equity, shall be cumulative and may be exercised together, separately, and in any order.

Exhibit 10.5

14.          As used herein, the term “Event of Default” shall mean the occurrence or existence of one or more of the following events, whatever the reason, whether voluntary, involuntary or effected by operation of law, namely:

(a)

Failure to make any payment when due, whether by acceleration of maturity or otherwise, of any principal of this Note, which failure shall continue after five (5) days written notice thereof from the Lender to the Borrower; or,

(b)

Failure to make any payment when due, whether by acceleration of maturity or otherwise, of any interest on this Note or any fee or other sum payable to the Lender under this Note, the Commitment Letter, the Security Agreement, or any document incident thereto, which failure shall continue after five (5) days written notice thereof from the Lender to the Borrower; or,

(c)

Default in any material respect by the Borrower in the performance or observance of any agreement, covenant, condition, provision or term contained in this Note, the Commitment Letter, the Security Agreement, or any document incident thereto, which shall remain unremedied for ten (10) days or more after receipt of written notice thereof by the Borrower from the Lender, or for such longer period as may be reasonably necessary to remedy such default (other than defaults which can be cured by a money payment) provided that the Borrower is proceeding with reasonable diligence to remedy the same; or,

(d)

Any representation or warranty made by the Borrower in any document, certificate, schedule, statement, report, notice or writing furnished by or on behalf of the Borrower to the Lender shall be untrue or misleading in any material respect on the date as of which the facts set forth are stated or certified; or,

(e)

Any creditor (including without limitation the Lender) or representative of any creditor of the Borrower declares any indebtedness for borrowed money in excess of $100,000.00 owing on any bond, debenture, note or other evidence of indebtedness to be due and payable prior to its express maturity, or any such indebtedness becomes due and payable prior to its express maturity, by reason of any default by the Borrower in the performance or observance of any obligation or condition and such default shall not be cured or waived within ten (10) days after the occurrence thereof, or for such longer period as may be reasonably necessary to remedy such default (other than defaults which can be cured by a money payment) provided that the Borrower is proceeding with reasonable diligence to remedy the same, or any such indebtedness becomes due by its terms and shall not be paid or extended within ten (10) days thereof; or,

(f)

The Borrower shall become insolvent or fail generally to pay the Borrower’s debts as they mature or shall apply for, consent to, or acquiesce in the appointment of a trustee, custodian or receiver thereof or of the property thereof; or, in the absence of such application, consent or acquiescence, a trustee, custodian or receiver shall be appointed for the Borrower or for a substantial part of the property thereof, and such trustee, custodian or receiver is not discharged within sixty (60) days after such appointment; or, the Borrower is voluntarily or involuntarily dissolved or is the subject of any bankruptcy, reorganization, debt arrangement or other proceedings under any bankruptcy or insolvency law and, in the case of any involuntary proceedings, the same are not dismissed or discharged within sixty (60) days after the commencement thereof; or,

Exhibit 10.5

(g)

Any dissolution or liquidation proceeding shall be instituted by or against the Borrower, and, if instituted against the Borrower, shall be consented to or acquiesced in by the Borrower, or shall not have been dismissed within sixty (60) days or an order for relief shall have been entered against the Borrower; or,

(h)

There shall be entered against the Borrower one or more judgments or decrees in an aggregate amount at any one time outstanding in excess of $25,000.00, excluding those judgments or decrees that have been (i) satisfied, vacated, discharged, stayed or bonded pending appeal within sixty (60) days from the entry thereof; or, (ii) with respect to which (and to the extent that) the person against whom any such judgment or decree shall have been entered is fully insured (excluding applicable deductibles) and with respect to which the insurer has admitted in writing its liability for the full amount thereof; or,

(i)

Any execution or attachment shall be issued whereby any substantial part of the property of the Borrower shall be taken or attempted to be taken and the same shall not have been vacated or stayed within sixty (60) days after the issuance thereof; or,

(j)

The Borrower is enjoined, restrained, or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or a material part of the Borrower’s business and such order shall not be vacated or stayed within thirty (30) days after the issuance thereof; or,

(k)	Any document securing this Note ceases to be in full force and effect or shall be judicially declared null and void, or the validity or enforceability thereof shall be contested by the Borrower; or,

(l)

Failure of the Borrower to provide financial statements, tax returns or other financial information/documentation as reasonably requested by the Lender, which failure continues after ten (10) days’ written notice thereof from the Lender to the Borrower; or,

(m)

Failure of the Borrower to maintain the Borrower’s operating and money market accounts with the Lender or an affiliate of the Lender, and to maintain such accounts at a level sufficient to cover any advances made under this Note; or,

(n)	The Borrower shall be dissolved; or,

Exhibit 10.5

(o)

The Borrower shall be in default, beyond any applicable grace or cure period, with respect to any other indebtedness or liability of the Borrower to the Lender whether now existing or hereafter existing.

15.          LENDER BY ITS ACCEPTANCE HEREOF AND BORROWER HEREBY VOLUNTARILY, KNOWINGLY AND INTENTIONALLY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING UNDER THIS NOTE OR CONCERNING THE INDEBTEDNESS EVIDENCED HEREBY AND/OR ANY COLLATERAL SECURING SUCH INDEBTEDNESS, REGARDLESS OF WHETHER SUCH ACTION OR PROCEEDING CONCERNS ANY CONTRACTUAL OR TORTIOUS OR OTHER CLAIM. BORROWER ACKNOWLEDGES THAT THIS WAIVER OF JURY TRIAL IS A MATERIAL INDUCEMENT TO LENDER IN EXTENDING CREDIT TO BORROWER, THAT LENDER WOULD NOT HAVE EXTENDED SUCH CREDIT WITHOUT THIS JURY TRIAL WAIVER, AND THAT BORROWER HAS BEEN REPRESENTED BY AN ATTORNEY OR HAS HAD AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY IN CONNECTION WITH THIS JURY TRIAL WAIVER AND UNDERSTANDS THE LEGAL EFFECT OF THIS WAIVER.

16.          Demand, presentment, protest and notice of non-payment and dishonor of this Note are hereby waived.

17.          This Note shall be governed by and construed in accordance with the laws of the State of Minnesota.

18.

BORROWER:

Image Sensing Systems, Inc.

By:	/s/ Kris B. Tufto
Kris B. Tufto
Its President and CEO